Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS
HIGHLIGHTS
-	Company Reports First Quarter 2011 Revenues of $45.2 million; Adjusted Earnings Per Diluted Share of $0.04

-	Company Increases 2011 Outlook for New Theatre Installations by Approximately 40% Reflecting 101 Theatre Signings in the First Quarter

-	Quarter Ending Theatre Backlog Stands at a Record 283 Systems

-	Company Receives Commitment Letter for Expansion of Credit Facility to Up to $110 Million

-	Summer Film Slate Kicks into Gear Tomorrow with Universal Pictures’ Fast Five: The IMAX Experience
NEW YORK, NY — April 28, 2011 — IMAX Corporation (NYSE:IMAX; TSX:IMX) today reported its first quarter 2011 financial results and increased its fiscal 2011 outlook for new theatre installations by approximately 40%, after signing agreements for 101 IMAX® theatre systems in the first quarter.
“The first quarter lacked event films, particularly compared to the phenomenal strength of last year’s Avatar, and our financial results as compared to last year reflect this,” said IMAX Chief Executive Officer Richard L. Gelfond. “At the same time, we signed agreements for 101 theatre systems in the quarter, allowing us to surpass our signings goal for the full year of 2011 in just three months. As a result, we are increasing our 2011 outlook for new theatre installations by 40 percent, and we now expect our commercial theatre network to grow by at least 30 percent in 2011 for the third consecutive year, which we believe will yield significant long-term benefits for our shareholders.”
The Company reported total revenue for the first quarter ended March 31, 2011 of $45.2 million. Last year’s first quarter revenue was $72.8 million. Fiscal 2011 adjusted net income, excluding a charge related to the change in the value of the Company’s variable stock compensation, a non-cash tax benefit, and a one-time charge of $2.1 million, or $0.03 per diluted share, related to an arbitration proceeding arising from a discontinued subsidiary, was $2.5 million, or $0.04 per diluted share, versus adjusted net income of $35.3 million, or $0.53 per diluted share in the same period last year. The Company reported a net loss for the first quarter of 2011 of $1.0 million, or $0.02 per diluted share. First quarter 2010 reported net income was $26.6 million, or $0.40 per diluted share. First quarter adjusted EBITDA was $9.0 million. For a reconciliation of adjusted net income to reported net income and to adjusted EBITDA, please see the tables at the end of this press release.
Theatres Signings/Network Growth Outlook
The Company signed contracts for 101 theatre systems in the first quarter of 2011, compared to 41 theatre systems signed in the first quarter of 2010. As a result, the Company now expects to install between 115 and 125 new theatres this year, compared to its previous expectations for 80 to 90 theatre installations in 2011. This implies year-over-year commercial multiplex network growth of more than 30 percent. Of the 115 to 125 new theatres to be installed in 2011, it is expected that between 25 and 35 (20 to 25 new joint revenue sharing systems and 5 to 10 new sales-type lease systems, excluding upgrades) will be installed in the second quarter of 2011. The Company’s current outlook for network growth is only based on theatres currently in backlog and does not account for any theatres that may both sign and install during the remainder of 2011. The Company cautions that installations can slip from period to period, usually for reasons beyond its control. For a breakdown of first quarter system signings by type, please see the end of this press release.
“The types of theatre deals signed recently are strategically significant as they highlight two of the growth paths we are pursuing — international and small- to mid-tier domestic markets,” said Mr. Gelfond. “We made significant inroads in several of the BRIC nations, particularly in China, where we signed our first full joint revenue sharing arrangement for 75 theatres with Wanda Cinema Line, the largest international theatre deal in our history. Domestically, we continued to penetrate small to mid-tier domestic markets with new theatre agreements with prominent regional exhibitors like Premiere Cinema Corp. and Warren Theatres.”

Theatre System Installations
During the first quarter of 2011, the Company installed 43 theatre systems, compared to a total of 19 system installations in the first quarter of 2010. Total installations include new IMAX theatre locations, as well as the upgrade of existing IMAX film-based theatre systems to digital. For a breakdown of system installations by type, please see the end of this press release.
“In addition to our theatre signings momentum, we focused heavily on operational execution this quarter so that we will be in position to capitalize on the remainder of our 2011 film slate, which includes IMAX versions of some of the most highly anticipated films of the year,” added Mr. Gelfond. “The summer 2011 movie season kicks off tomorrow with Fast Five domestically and Thor internationally, and will feature the latest installments of the popular Pirates of the Caribbean, Transformers and Harry Potter series. As a result, we installed IMAX digital theatre systems, in both new and existing locations, at an aggressive pace of more than three systems per week, making the first quarter one of our busiest periods ever for theatre installations.”
Theatre System Backlog
As of March 31, 2011, the Company’s backlog consisted of a record 283 theatre systems, including 125 systems under joint revenue sharing arrangements and 158 systems under sales and sales-type lease arrangements, five of which were systems designated for digital upgrades. This compares to a theatre backlog of 156 systems as of March 31, 2010, which included 56 theatres under joint revenue sharing arrangements and 100 theatres under sales and sales-type lease arrangements, seven of which were designated for digital upgrades.
First Quarter Segment Results
In the first quarter of 2011, IMAX systems revenue was $22.3 million, compared to $11.0 million in the first quarter of 2010, primarily reflecting the installation of 11 new theatre systems in the most recent first quarter, compared to four systems in the first quarter of 2010. The Company also installed 22 digital upgrades in the first quarter of 2011, compared to nine in the same year-ago period.
In the first quarter of 2011, revenue from joint revenue sharing arrangements was $4.0 million, compared to $18.9 million in the prior year period. During the quarter, the Company installed 10 new joint revenue sharing theatres, compared to five in the year-ago period. As of March 31, 2011, there were a total of 181 theatres under joint revenue sharing arrangements, a 48% increase compared to 122 joint revenue sharing theatres open as of the year-ago period.
First quarter 2011 total film revenue was $11.5 million, compared to $29.3 million in the first quarter of 2010. Production and IMAX DMR® revenues were $7.3 million in the first quarter of 2011. Production and IMAX DMR revenues were $23.5 million in the year-ago period, $16.2 million of which was generated by Avatar: An IMAX 3D Experience. Gross box office from DMR titles was $62.1 million in the first quarter of 2011, compared to $232.2 million in the first quarter of 2010. The average DMR box office per screen in the first quarter was $175,000 ($133,000 domestic, $266,000 international) versus $844,000 ($695,000 domestic, $1.2 million international) in the first quarter of 2010.
Mr. Gelfond continued, “While our first quarter box office was disappointing, we maintained above average market share across a broad film slate, demonstrating the strong consumer appetite for The IMAX Experience®. Our theatre backlog is at record levels and the 2011 summer movie season, which kicks off tomorrow, will feature more IMAX releases than in any year prior, on our rapidly growing network of screens. We continue to anticipate growth in revenues and adjusted EBITDA in 2011 as compared to 2010.”
New Credit Facility Commitment Letter
In a separate release today, the Company announced that it has received a commitment letter from its commercial lender, Wells Fargo Capital Finance Corporation Canada (“Wells Fargo Capital Finance”), pursuant to which Wells Fargo Capital Finance and Export Development Canada (EDC) will expand its credit facility to up to $110 million. Upon execution of definitive documents, the new expanded facility will replace the Company’s current facility and extend the maturity to October 2015. Consistent with the Company’s strong credit statistics, borrowings under the credit facility will bear interest at the reduced spread of 2.00% above LIBOR, versus previous interest rates of LIBOR plus 3.75% and 2.75% for the current term loan and revolving asset-based loan, respectively.
“Upon completion, this newly expanded and extended credit agreement reflects the positive growth trends our Company is experiencing, and we are pleased to continue our strong relationship with Wells Fargo Capital Finance and Export Development Canada,” said Mr. Gelfond. “This larger facility, coupled with the strong cash-generating nature of our business, will be used for general corporate purposes, as well as allow us to pursue our strategic initiatives and the continued global expansion of our Company.”

Conference Call
The Company will host a conference call today at 8:30 AM ET to discuss its first quarter 2011 financial results. To access the call via telephone, interested parties should dial (800) 901-5217 approximately 5 to 10 minutes before it begins. International callers should dial (617) 786-2964. The participant passcode for the call is 76417399. This call is also being webcast by Thomson Financial and can be accessed on the ‘Investor Relations’ section of www.imax.com. A replay of the call will be available via webcast on the ‘Investor Relations’ section of www.imax.com or via telephone by dialing (888) 286-8010, or (617) 801-6888 for international callers. The participant passcode for the telephone replay is 34167967.
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment and technology companies, specializing in the creation and delivery of premium, awe-inspiring entertainment experiences. With a growing suite of cutting-edge motion picture and sound technologies, and a globally recognized entertainment brand, IMAX is singularly situated at the convergence of the entertainment industry, innovation and the digital media world. The industry’s top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and as such, the IMAX network is among the most important and successful theatrical distribution platforms for major event films around the globe. The Company’s new digital projection and sound systems — combined with a growing blockbuster film slate — are fueling the rapid expansion of the IMAX network in established markets such as North America, Western Europe, and Japan, as well as emerging markets such as China and Russia. IMAX theaters deliver the world’s best cinematic presentations using proprietary IMAX®, IMAX 3D®, and IMAX DMR® (Digital Re-Mastering) technologies. IMAX DMR enables virtually any motion picture to be transformed into the unparalleled image and sound quality of The IMAX Experience®.
IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo and Shanghai. As of March 31, 2011, there were 528 IMAX theatres (408 commercial, 120 institutional) operating in 46 countries.
IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).
###
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, competitive actions by other companies, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes in law or regulations, conditions, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, new business initiatives, investments and operations in foreign jurisdictions and any future international expansion, foreign currency fluctuations and the Company’s prior restatements and the related litigation and investigation by the SEC and the ongoing inquiry by the OSC. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
For additional information please contact:

Investors:	Media:
IMAX Corporation, New York	IMAX Corporation, New York
Heather Anthony/Blaire Lomasky	Ann Sommerlath
212-821-0100	212-821-0155
hanthony@imax.com	asommerlath@imax.com
blomasky@imax.com	Entertainment Media:
Business Media:	Principal Communications Group, Los Angeles
Sloane & Company, New York	Melissa Zuckerman/Paul Pflug
Whit Clay	323-658-1555
212-446-1864	melissa@pcommgroup.com
wclay@sloanepr.com	paul@pcommgroup.com

Additional Information
Gross Box Office from DMR
The primary drivers of gross box office in the first quarter of 2011 were Walt Disney Pictures’ TRON: Legacy: An IMAX 3D Experience, Sony Pictures’ The Green Hornet: An IMAX 3D Experience, and DreamWorks’ and Disney’s I Am Number Four: The IMAX Experience. TRON has generated approximately $60.2 million in worldwide IMAX box office to date, $25.3 million of which was captured in the first quarter. The Green Hornet has generated approximately $10.7 million in worldwide IMAX box office to date. I Am Number Four has generated approximately $10.8 million in worldwide IMAX box office to date.
2011 Film Slate
To date, the Company has signed contracts for 22 DMR films that will play in the IMAX theatre network in 2011. The Company remains in active discussions with every major Hollywood studio regarding future titles. Films to be released throughout the remainder of 2011 include:
•	Fast Five: The IMAX Experience (Universal, April 2011);

•	Thor: An IMAX 3D Experience (Marvel, Paramount, May 2011);

•	Pirates of the Caribbean: On Stranger Tides: An IMAX 3D Experience (Disney, May 2011);

•	Kung Fu Panda 2: An IMAX 3D Experience (Paramount, May 2011, to be released in select international markets);

•	Super 8: The IMAX Experience (Paramount, June 2011);

•	The Founding of a Party: The IMAX Experience (China Film Group, June 2011, to be released in the People’s Republic of China);

•	Cars 2: An IMAX 3D Experience (Disney, June 2011);

•	Transformers 3: Dark of the Moon: An IMAX 3D Experience (Paramount, July 2011);

•	Harry Potter and the Deathly Hallows: Part II: An IMAX 3D Experience (WB, July 2011);

•	Real Steel: The IMAX Experience (DreamWorks Studios Disney, October 2011);

•	Contagion: The IMAX Experience (WB, October 2011);

•	Puss in Boots: An IMAX 3D Experience (Paramount, November 2011);

•	Happy Feet 2: An IMAX 3D Experience (WB, November 2011);

•	Mission: Impossible — Ghost Protocol: The IMAX Experience (Paramount, December 2011); and

•	The Adventures of Tintin: The Secret of the Unicorn: An IMAX 3D Experience (Paramount, December 2011).
Theatre System Signings
During the first quarter of 2011, the Company signed contracts for 101 theatre systems (76 joint venture systems; and 25 sales/sales-type lease systems, including two digital upgrades), compared to contracts for 41 theatre systems (19 joint venture systems; and 22 sales/sales-type lease systems, including 14 digital upgrades) in the first quarter of 2010.
Theatre System Installations
In the first quarter of 2011, the Company installed a total of 43 theatre systems (10 joint venture systems; and 33 sales/sales-type lease systems, including 22 digital upgrades), compared to having installed 19 theatre systems (6 joint venture systems, including one digital upgrade; and 13 sales/sales-type lease systems, including nine digital upgrades) in the first quarter of 2010.

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months
	Ended March 31,
	2011	2010
Revenues
Equipment and product sales	$20,231	$11,608
Services	18,274	40,231
Rentals	5,051	19,875
Finance income	1,354	1,070
Other	250	—

	45,160	72,784

Costs and expenses applicable to revenues
Equipment and product sales	10,851	8,134
Services	11,377	13,967
Rentals	2,266	2,383
Other	20	—

	24,514	24,484

Gross margin	20,646	48,300
Selling, general and administrative expenses (including share-based compensation expense of $3.9 million for the three months ended March 31, 2011 (2010 - $9.3 million))	16,868	19,530
Provision for arbitration award	2,055	—
Research and development	1,868	1,243
Amortization of intangibles	112	130
Receivable provisions, net of recoveries	208	13

(Loss) income from operations	(465)	27,384
Interest income	18	284
Interest expense	(443)	(652)

(Loss) income from operations before income taxes	(890)	27,016
Recovery of (provision for) income taxes	309	(436)
Loss from equity-accounted investments	(422)	—

Net (loss) income	$(1,003)	$26,580

Net (loss) income per share — basic and diluted:
Net (loss) income per share from operations — basic	$(0.02)	$0.42

Net (loss) income per share from operations — diluted	$(0.02)	$0.40

Weighted average number of shares outstanding (000’s):
Basic	64,187	63,056
Fully Diluted	64,187	66,108

Additional Disclosure:

Depreciation and amortization(1)	$5,247	5,158

(1)	Includes $0.1 million of amortization of deferred financing costs charged to interest expense for the three months ended March 31, 2011 (March 31, 2010 — less than $0.1 million).

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	As at	As at
	March 31,	December 31,
	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$17,379	$30,390
Accounts receivable, net of allowance for doubtful accounts of $1,495 (December 31, 2010 — $1,988)	30,518	39,570
Financing receivables	75,944	73,601
Inventories	17,146	15,275
Prepaid expenses	3,533	2,832
Film assets	2,105	2,449
Property, plant and equipment	78,313	74,035
Other assets	12,789	12,350
Deferred income taxes	57,417	57,122
Goodwill	39,027	39,027
Other intangible assets	2,403	2,437

Total assets	$336,574	$349,088

Liabilities
Bank indebtedness	$17,500	$17,500
Accounts payable	21,902	20,384
Accrued liabilities	63,961	78,994
Deferred revenue	71,319	73,752

Total liabilities	174,682	190,630

Commitments and contingencies

Shareholders’ equity
Capital stock, common shares — no par value. Authorized — unlimited number. Issued and outstanding — 64,254,939 (December 31, 2010 — 64,145,573)	294,179	292,977
Other equity	10,852	7,687
Deficit	(142,212)	(141,209)
Accumulated other comprehensive loss	(927)	(997)

Total shareholders’ equity	161,892	158,458

Total liabilities and shareholders’ equity	$336,574	$349,088

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months
	Ended March 31,
	2011	2010
Cash (used in) provided by:
Operating Activities
Net (loss) income	$(1,003)	$26,580
Items not involving cash:
Depreciation and amortization	5,247	5,158
Write-downs, net of recoveries	208	109
Change in deferred income taxes	(315)	—
Stock and other non-cash compensation	4,107	9,579
Foreign currency exchange (gain) loss	(1,084)	621
Loss on equity-accounted investments	422	—
Gain on non-cash contribution to equity-accounted investees	(404)	—
Change in cash surrender value of life insurance	—	(23)
Investment in film assets	(2,250)	(2,149)
Changes in other non-cash operating assets and liabilities	(14,494)	(28,772)

Net cash (used in) provided by operating activities	(9,566)	11,103

Investing Activities
Purchase of property, plant and equipment	(838)	(685)
Investment in joint revenue sharing equipment	(3,136)	(540)
Acquisition of other assets	—	(203)
Acquisition of other intangible assets	(232)	(131)

Net cash used in investing activities	(4,206)	(1,559)

Financing Activities
Repayment of bank indebtedness	—	(10,000)
Common shares issued — stock options exercised	831	3,945

Net cash provided by (used in) financing activities	831	(6,055)

Effects of exchange rate changes on cash	(70)	(67)

(Decrease) increase in cash and cash equivalents during the period	(13,011)	3,422

Cash and cash equivalents, beginning of period	30,390	20,081

Cash and cash equivalents, end of period	$17,379	$23,503

IMAX CORPORATION
SELECTED FINANCIAL DATA
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)
The Company has eight reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases IMAX theater projection system equipment. The theater system maintenance segment maintains IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment provides IMAX theater projection system equipment to an exhibitor in exchange for a share of the box-office and concessions revenue. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The theater operations segment operates certain IMAX theaters. The other segment includes camera rentals and other miscellaneous items.

	Three Months
	Ended March 31,
	2011	2010
Revenue
IMAX systems
Sales and sales-type leases	$19,309	$8,531
Ongoing rent, fees, and finance income	2,950	2,422

	22,259	10,953

Theater system maintenance	5,795	4,966

Joint revenue sharing arrangements	4,040	18,936

Film
Production and IMAX DMR	7,258	23,452
Distribution	2,617	3,273
Post-production	1,624	2,592

	11,499	29,317

Theater operations	981	5,949

Other	586	2,663

Total	$45,160	$72,784

Gross margins
IMAX systems(1)
Sales and sales-type leases	$8,942	$2,063
Ongoing rent, fees, and finance income	2,793	2,437

	11,735	4,500

Theater system maintenance	2,587	2,309

Joint revenue sharing arrangements(1)	2,178	16,812

Film
Production and IMAX DMR(1)	2,759	19,501
Distribution(1)	626	742
Post-production	1,689	2,054

	5,074	22,297

Theater operations	(763)	1,658

Other	(165)	724

Total	$20,646	$48,300

(1)	IMAX systems include commission costs of $0.7 million for the three months ended March 31, 2011 (2010 — $0.2 million). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $0.5 million for the three months ended March 31, 2011 (2010 — $0.6 million). Production and DMR segment margins include marketing costs of $0.4 million for the three months ended March 31, 2011 (2010 — $0.2 million). Distribution segment margins include marketing costs of $0.2 million for the three months ended March 31, 2011 (2010 — $0.5 million).

IMAX CORPORATION
OTHER INFORMATION
(in thousands of U.S. dollars)
Non-GAAP Financial Measures:
In this release, the Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share as supplemental measures of performance of the Company, which are not recognized under United States generally accepted accounting principles (“GAAP”). The Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share because it believes that it is an important supplemental measure of our performance and that it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. However, it may not be comparable to similarly titled amounts reported by other companies. Adjusted EBITDA, adjusted net income and adjusted net income per share should be considered in addition to, and not as a substitute for, net (loss) income, cash flows and other measures of financial performance reported in accordance with GAAP.
Adjusted EBITDA is calculated on a basis consistent with the Company’s Credit Facility, which refers to Adjusted EBITDA as EBITDA. The Credit Facility provides that so long as the term loan remains outstanding, the Company will be required to maintain: (i) a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1 through December 31, 2010, and (ii) a ratio of funded debt to EBITDA of not more than 1.75:1 thereafter. If the Company repays the term loan in full, it will remain subject to such ratio requirements only if Excess Availability (as defined in the Credit Agreement) is less than $10.0 million or Cash and Excess Availability (as defined in the Credit Agreement) is less than $15.0 million. The ratio of funded debt to EBITDA was 0.26:1 at March 31, 2011, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $17.5 million.

	For the	For the
	3 Months Ended	12 Months Ended
	March 31, 2011	March 31, 2011(1)
Net (loss) income	$(1,003)	$73,196
Add (subtract):
Loss from equity accounted investments	422	915
Recovery of income taxes	(309)	(52,529)
Interest expense net of interest income	425	1,542
Depreciation and amortization including film asset amortization	5,161	20,281
Write-downs net of recoveries including asset impairments and receivable provisions	208	2,650
Stock and other non-cash compensation	4,107	22,723
Other, net	—	(356)

Adjusted EBITDA	$9,011	$68,422

(1)	Ratio of funded debt calculated using twelve months ended EBITDA.

IMAX CORPORATION
OTHER INFORMATION
(in thousands of U.S. dollars)
Adjusted Net Income:
Adjusted net income excludes a charge related to the change in the value of the Company’s variable stock compensation, a non-cash tax benefit, and a one-time charge related to an arbitration proceeding arising from a discontinued subsidiary. In the first quarter of 2011, the Company incurred a $1.8 million charge in SG&A resulting primarily from the increased value of the Company’s variable stock compensation at the end of the period (primarily driven by the $3.91 increase in the Company’s stock price over the course of the first quarter), as compared to an $8.7 million charge from variable stock compensation in the first quarter of 2010. As of March 31, 2011, there were approximately 605,000 variable stock awards outstanding, compared to 1,960,000 as of March 31, 2010. The Company anticipates that by June 30, 2011, less than 200,000 variable stock awards will remain outstanding. First quarter 2011 adjusted net income also excludes the impact of a non-cash tax benefit of $0.3 million and a $2.1 million one-time provision for an arbitration award.
Adjusted Diluted Earnings Per Share Calculation:

	For the Three Months
	Ended March 31,
	2011	2010
Net (loss) income	$(1,003)	$26,580
Add:
Variable stock compensation	1,803	8,747
Provision for arbitration award	2,055	—
Less:
Non-cash tax benefit	(315)	—

Adjusted net income	$2,540	$35,327

Diluted shares outstanding	68,224	66,108

Adjusted net income per diluted share	$0.04	$0.53